Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Rob Lockerman	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300
866 759 8686

Unum Group Reports Fourth Quarter 2012 Results

CHATTANOOGA, Tenn. (February 5, 2013) - Unum Group (NYSE: UNM) today reported net income of $233.9 million ($0.85 per diluted common share) for the fourth quarter of 2012, compared to a net loss of $369.0 million ($1.26 per diluted common share) for the fourth quarter of 2011.
Included in the results for the fourth quarter of 2012 is a net after-tax gain of $8.9 million ($0.03 per diluted common share) resulting from the combined impact of net realized investment gains and the amortization of prior period actuarial losses on the Company's pension plan. This compares to a net after-tax loss of $0.3 million (less than a penny per diluted common share) in the fourth quarter of 2011. Results for the fourth quarter of 2011 also included net after-tax losses of $619.6 million ($2.12 per diluted common share) related to the actions taken by the Company related to its long-term care and individual disability closed blocks. Additionally, the results for the fourth quarter of 2011 include net tax benefits of $22.7 million ($0.08 per diluted common share) related to an IRS settlement, net of taxes related to subsidiary dividends.
Adjusting for these items, income on an after-tax basis was $225.0 million ($0.82 per diluted common share) in the fourth quarter of 2012, compared to $228.2 million ($0.78 per diluted common share) in the fourth quarter of 2011.
“I am pleased with the solid financial and operating results we produced in the fourth quarter and the growth in operating earnings per share for the full year 2012.  We continued to generate solid results across much of the Company and showed modest improvement in those areas which had been operating below our expectations,” said Thomas R. Watjen, president and chief executive officer.  “While there are still challenges ahead, we are well positioned entering 2013 to create value for our shareholders by remaining disciplined, maintaining our financial flexibility, and continuing to return excess capital to our shareholders through share repurchases and dividend increases.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
In the following segment financial data, "operating revenue" excludes net realized investment gains or losses. "Operating income" or "operating loss" excludes net realized investment gains or losses, non-operating retirement-related gains or losses, and income tax.
Unum US Segment
    Unum US reported operating income of $212.2 million in the fourth quarter of 2012, an increase of 2.3 percent from $207.4 million in the fourth quarter of 2011. Premium income for the segment increased 3.2 percent to $1,117.6 million in the fourth quarter of 2012, compared to premium income in the fourth quarter of 2011 of $1,083.0 million.
Within the Unum US operating segment, the group disability line of business reported a 4.7 percent decline in operating income, with $73.5 million in the fourth quarter of 2012 compared to $77.1 million in the fourth quarter of 2011. Premium income in group disability increased 0.5 percent to $513.8 million in the fourth quarter of 2012, compared to $511.1 million in the fourth quarter of 2011, driven primarily by sales growth and stable premium persistency. The benefit ratio for the fourth quarter of 2012 was 84.5 percent, compared to 84.7 percent in the fourth quarter of 2011. Underlying these results were higher claim recoveries and lower claim incidence for group long-term disability, partially offset by the impact of a 50 basis point decrease in the reserve discount rate during the third quarter of 2012 for group long-term disability new claim incurrals. Group long-term disability sales increased 15.4 percent to $86.8 million in the fourth quarter of 2012, compared to $75.2 million in the fourth quarter of 2011. Group short-term disability sales increased 13.5 percent to $46.3 million in the fourth quarter of 2012, compared to $40.8 million in the fourth quarter of 2011. Premium persistency in the group long-term disability line of business was 90.7 percent for full-year 2012, compared to 90.2 percent for full-year 2011. Case persistency for this line was 88.8 percent for full-year 2012, compared to 89.0 percent for full-year 2011. Premium persistency in the group short-term disability line of business was 88.0 percent for full-year 2012, compared to 89.9 percent for full-year 2011. Case persistency for the short-term disability line was 88.2 percent for full-year 2012, compared to 88.0 percent for full-year 2011.
The group life and accidental death and dismemberment line of business reported a 4.8 percent increase in operating income to $55.1 million in the fourth quarter of 2012, compared to $52.6 million in the fourth quarter of 2011. The increase was driven by favorable premium growth and a lower expense ratio, which offset an increase in the benefit ratio. Premium income for this line of business increased 5.5 percent to $326.1 million in the fourth quarter of 2012, compared to $309.0 million in the fourth quarter of 2011, reflecting higher recent sales and favorable premium persistency. The benefit ratio in the fourth quarter of 2012 was 72.5 percent, compared to 70.7 percent in the fourth quarter of 2011, reflecting higher claim incidence relative to the year-ago period. Sales of group life and accidental death and dismemberment products decreased 2.4 percent in the fourth quarter of 2012 to $94.8 million from $97.1 million in the fourth quarter of 2011. Premium persistency in the group life line of business was 90.6 percent for full-year 2012, compared to 88.0 percent for

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

full-year 2011. Case persistency in the group life line of business for full-year 2012, at 88.3 percent, was down slightly from 88.6 percent for full-year 2011.
The supplemental and voluntary line of business reported a 7.6 percent increase in operating income to $83.6 million in the fourth quarter of 2012, compared to $77.7 million in the fourth quarter of 2011. The increase was driven by growth in both the individual disability - recently issued line of business and the voluntary benefits line of business. Premium income for this line of business increased 5.6 percent to $277.7 million in the fourth quarter of 2012, compared to $262.9 million in the fourth quarter of 2011, primarily reflecting higher sales in the voluntary benefits line of business. The interest adjusted loss ratio for the individual disability - recently issued line of business in the fourth quarter of 2012 increased slightly to 32.0 percent from 30.8 percent in the fourth quarter of 2011, due primarily to higher submitted claim incidence rates, partially offset by higher claim recoveries. The benefit ratio for voluntary benefits, at 52.0 percent in the fourth quarter of 2012, was up from 51.5 percent in the fourth quarter of 2011, reflecting higher claim incidence rates for certain of our voluntary product lines. Relative to the fourth quarter of 2011, sales in the voluntary benefits line of business increased 2.0 percent in the fourth quarter of 2012 to $41.1 million. Sales in the individual disability - recently issued line of business decreased 18.7 percent in the fourth quarter of 2012 to $12.2 million.
Unum UK Segment
Unum UK reported operating income of $35.0 million in the fourth quarter of 2012, a decrease of 32.6 percent from $51.9 million in the fourth quarter of 2011. In local currency, operating income for the fourth quarter of 2012 decreased 34.1 percent, to £21.8 million from £33.1 million in the fourth quarter of 2011.
Premium income increased 3.7 percent to $175.5 million in the fourth quarter of 2012, compared to $169.2 million in the fourth quarter of 2011. In local currency, premium income increased 1.6 percent to £109.3 million in the fourth quarter of 2012, compared to £107.6 million in the fourth quarter of 2011. The benefit ratio in the fourth quarter of 2012 was 76.2 percent, compared to 69.1 percent in the comparable quarter in 2011. The higher benefit ratio in the fourth quarter of 2012 reflects unfavorable group life risk experience relative to the year ago quarter, partially offset by favorable risk experience in the group long-term disability line of business. The unfavorable risk experience in group life resulted from a higher average claim size and higher claim volumes in the fourth quarter of 2012 relative to the fourth quarter of 2011. The favorable risk experience in group disability resulted from improved claim recoveries and incidence levels.
Persistency in the group long-term disability line of business was 84.0 percent for full-year 2012, compared to 86.6 percent for full-year 2011. Persistency in the group life line of business was 82.5 percent for full-year 2012, compared to 89.3 percent for full-year 2011. Sales decreased 40.7 percent to $22.3 million in the fourth quarter of 2012, compared to $37.6 million in the fourth quarter of 2011. In local currency, sales for the fourth quarter of 2012 decreased 41.8 percent to £13.9 million, compared to £23.9 million in the fourth quarter of 2011, reflecting a significant decline in group life sales due to our price increases and scaling back sales in certain market sectors as well as a moderate decline in sales in the group long-term disability line of business.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Colonial Life Segment
Colonial Life reported a 5.1 percent increase in operating income to $68.3 million in the fourth quarter of 2012, compared to $65.0 million in the fourth quarter of 2011.
Premium income for the fourth quarter of 2012 increased 4.4 percent to $301.9 million, compared to $289.2 million in the fourth quarter of 2011. The benefit ratio in the fourth quarter of 2012 was 52.5 percent, consistent with the fourth quarter of 2011, as higher benefit costs in the life line of business offset favorable experience in the cancer and critical illness and accident, sickness, and disability lines of business.
Sales increased 0.2 percent to $126.6 million in the fourth quarter of 2012 from $126.4 million in the fourth quarter of 2011, as a slight increase in sales to existing accounts more than offset a slight decline in new account sales. Sales in the public sector were higher in the fourth quarter of 2012 compared with the same period of 2011, while commercial market sales were lower.
Closed Block Segment
The Closed Block segment reported operating income of $28.8 million in the fourth quarter of 2012, compared to $30.8 million in the fourth quarter of 2011, excluding the previously discussed charges during the fourth quarter of 2011. This decrease was driven by a decline in income in the long-term care line of business, partially offset by higher income from the individual disability line of business.
Premium income for this segment declined slightly in the fourth quarter of 2012 compared to the comparable year-ago quarter, primarily reflecting the expected run-off of this block of business. The interest adjusted loss ratio for the individual disability line of business was 83.7 percent in the fourth quarter of 2012, compared to 84.8 percent in the fourth quarter of 2011, excluding the reserve charge, reflecting higher claim recovery rates.  The interest adjusted loss ratio for the long-term care line of business increased to 89.9 percent in the fourth quarter of 2012 from 86.4 percent in the fourth quarter of 2011, excluding the reserve charge, due to higher claim incidence rates and higher average new claim size.
Corporate Segment
The Corporate segment reported an operating loss of $34.6 million in the fourth quarter of 2012, compared to a loss of $18.8 million in the fourth quarter of 2011. The higher operating loss in the fourth quarter of 2012 was driven primarily by lower net investment income and slightly higher interest expense due to the issuance of $250 million of debt during the third quarter of 2012. Net investment income was lower in the fourth quarter of 2012 compared to the fourth quarter of 2011 due to lower asset levels, a lower proportion of assets invested at long-term interest rates, and a decrease in investment income attributable to tax-credit partnerships. However, the negative impact on net investment income from the tax-credit partnerships was offset by a lower income tax rate due to the tax benefits recognized as a result of these investments.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION
Shares Outstanding
The Company's average number of shares outstanding, assuming dilution, was 273.6 million for the fourth quarter of 2012, compared to 292.6 million for the fourth quarter of 2011. Shares outstanding totaled 270.2 million at December 31, 2012. During the fourth quarter of 2012, the Company repurchased approximately 4.9 million shares at a cost of $100.1 million.
Capital Management
At December 31, 2012, the weighted average risk-based capital for the Company's traditional US insurance companies was approximately 396 percent; leverage was 25.3 percent; and cash and marketable securities in the holding companies equaled $805 million.
Leverage is measured as total debt to total capital, which the Company defines as debt plus stockholders' equity, excluding the net unrealized gain or loss on securities and the net gain or loss on cash flow hedges. Leverage also excludes the non-recourse debt and associated capital of Tailwind Holdings, LLC and Northwind Holdings, LLC and the short-term debt arising from securities lending agreements.
Book Value
Book value per common share as of December 31, 2012 was $31.87, compared to $27.91 at December 31, 2011.
Outlook
The Company anticipates growth in after-tax operating income per share for full-year 2013 to be in the range of zero percent to six percent, including the effect of expected share repurchases.

NON-GAAP RECONCILIATION
The Company analyzes its performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes operating income or loss which excludes the specified items listed in its reconciliation is a better performance measure and a better indicator of the profitability and underlying trends in its business. Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of the Company's segments. The Company's investment focus is on investment income to support its insurance liabilities as opposed to the generation of realized investment gains or losses. Although the Company may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since the Company's underlying business is long-term in nature, and the Company needs to earn the interest rates assumed in calculating its liabilities. Certain components of the net periodic benefit cost for the Company's pensions and other postretirement benefit plans, namely the amortization of prior period actuarial gains or losses, are primarily driven by market performance and are not indicative of the operational results of the Company's businesses. The Company believes that

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

excluding the amortization of prior period gains or losses from operating income by segment provides investors with additional information for comparison and analysis of operating results. However, although the Company manages its non-operating retirement-related gains or losses separately from the operational performance of its business, these gains or losses impact the overall profitability of the Company and will increase or decrease over time, depending on market conditions and the resulting impact on the actuarial gains or losses in the Company's pensions and other postretirement benefit plans. The Company believes leverage excluding the non-recourse debt of Northwind and Tailwind, the short-term debt arising from securities lending agreements, and the unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, is an important measure. For reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Wednesday, February 6, 2013 at 10:00 A.M. (Eastern Time) to discuss the results of operations for the fourth quarter. Topics may include forward-looking information such as the Company's outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 215-6895 for U.S. and Canada (pass code 8144225). For international, the dial-in number is (913) 312-0407 (pass code 8144225). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company's website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Wednesday, February 13, 2013. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 8144225.
In conjunction with today's earnings announcement, the Company's Statistical Supplement for the fourth quarter of 2012 is available on the “Investors” section of the Company's website.

ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share and planned share repurchases, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of claims management operations, and changes in government programs; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (7) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (8) changes in our financial strength and credit ratings; (9) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (10) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (11) actual persistency and/or sales growth that is higher or lower than projected; (12) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes; (13) effectiveness of our risk management program; (14) the level and results of litigation; (15) changes in accounting standards, practices, or policies; (16) fluctuation in foreign currency exchange rates; (17) ability to generate sufficient internal liquidity and/or obtain external financing; (18) availability of reinsurance in the market and the ability and willingness of our reinsurers to meet their obligations to us; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) the effectiveness of our disaster recovery systems, including our ability to recover our systems and information in the event of a disaster or unanticipated event and to protect our systems and information from unauthorized access and deliberate attacks; and (21) events or consequences relating to terrorism and ongoing military actions, both domestic and foreign.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2011 and our subsequently filed Forms 10-Q. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

DIGEST OF EARNINGS

(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries

($ in millions, except share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Operating Revenue by Segment	$2,633.6	$2,597.4	$10,459.2	$10,282.9
Net Realized Investment Gain (Loss)	24.6	7.4	56.2	(4.9)
Total Revenue	$2,658.2	$2,604.8	$10,515.4	$10,278.0

Operating Income (Loss) by Segment	$309.7	$(616.8)	$1,239.7	$370.1
Net Realized Investment Gain (Loss)	24.6	7.4	56.2	(4.9)
Non-operating Retirement-related Loss	(11.6)	(7.9)	(46.4)	(31.9)
Income Tax (Expense) Benefit	(88.8)	248.3	(355.1)	(49.1)
Net Income (Loss)	$233.9	$(369.0)	$894.4	$284.2

PER SHARE INFORMATION

Net Income (Loss) Per Common Share
Basic	$0.86	$(1.26)	$3.18	$0.94
Assuming Dilution	$0.85	$(1.26)	$3.17	$0.94

Weighted Average Common Shares - Basic (000s)	273,444.8	292,624.9	281,355.9	302,399.8
Weighted Average Common Shares - Assuming Dilution (000s)	273,613.2	292,624.9	281,756.8	303,571.0

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31
	2012		2011
	(in millions)	per share *	(in millions)	per share *
After-tax Operating Income	$225.0	$0.82	$228.2	$0.78
Net Realized Investment Gain, Net of Tax	16.4	0.06	4.8	0.02
Non-operating Retirement-related Loss, Net of Tax	(7.5)	(0.03)	(5.1)	(0.02)
Deferred Acquisition Costs and Reserve Charges for Closed Block, Net of Tax	—	—	(619.6)	(2.12)
Special Tax Items	—	—	22.7	0.08
Net Income (Loss)	$233.9	$0.85	$(369.0)	$(1.26)

	Twelve Months Ended December 31
	2012		2011
	(in millions)	per share *	(in millions)	per share *
After-tax Operating Income	$887.5	$3.15	$905.4	$2.98
Net Realized Investment Gain (Loss), Net of Tax	37.1	0.13	(3.6)	(0.01)
Non-operating Retirement-related Loss, Net of Tax	(30.2)	(0.11)	(20.7)	(0.07)
Deferred Acquisition Costs and Reserve Charges for Closed Block, Net of Tax	—	—	(619.6)	(2.04)
Special Tax Items	—	—	22.7	0.08
Net Income	$894.4	$3.17	$284.2	$0.94

* Assuming Dilution

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

	Three Months Ended December 31, 2011
	(in millions)
Closed Block Segment
Operating Loss, As Reported	$(922.3)
Individual Disability Reserve Charge	183.5
Long-term Care Reserve Charge	573.6
Impairment of Long-term Care Deferred Acquisition Costs	196.0
Operating Income, As Adjusted	$30.8

	December 31
	2012
	(in millions)
Debt, As Reported	$3,211.2
Exclude Non-recourse Debt and Securities Lending Agreements	1,018.3
Debt, As Adjusted	$2,192.9

Total Stockholders' Equity, As Reported	$8,612.6
Exclude Net Unrealized Gain on Securities and Net Gain on Cash Flow Hedges	1,275.1
Exclude Northwind and Tailwind Capital	870.6
	6,466.9
Debt, As Adjusted	2,192.9
Total Capital, As Adjusted	$8,659.8

Debt to Capital Ratio	25.3%

	December 31
	2012		2011
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$8,612.6	$31.87	$8,169.7	$27.91
Net Unrealized Gain on Securities	873.5	3.23	614.8	2.11
Net Gain on Cash Flow Hedges	401.6	1.48	408.7	1.39
Subtotal	7,337.5	27.16	7,146.2	24.41
Foreign Currency Translation Adjustment	(72.6)	(0.26)	(117.6)	(0.41)
Subtotal	7,410.1	27.42	7,263.8	24.82
Unrecognized Pension and Postretirement Benefit Costs	(574.5)	(2.13)	(444.1)	(1.51)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$7,984.6	$29.55	$7,707.9	$26.33

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9